Company contact: Tony Tomich 818 / 673-3996

FOR IMMEDIATE RELEASE	February 22, 2006

21st CENTURY INSURANCE GROUP REPORTS FOURTH QUARTER RESULTS

(WOODLAND HILLS, CA) - 21st Century Insurance Group (NYSE: TW) today reported net income of $26.4 million ($0.31 per basic share) for the fourth quarter of 2005, compared to $22.5 million ($0.26 per basic share) for the same period in 2004. The 2005 results include net realized capital losses of $0.6 million, compared to net realized capital gains of $2.0 million for the same three-month period in 2004.

For the twelve months ended December 31, 2005, net income was $87.4 million ($1.02 per basic share), compared to $88.2 million ($1.03 per basic share) for the same period in 2004. The 2005 results include net realized capital losses of $3.3 million, compared to net realized capital gains of $10.8 million for the same twelve month period in 2004.

The GAAP combined ratio was 93.0% in the fourth quarter of 2005, compared to 95.1% for the same period in 2004. For the twelve-month period ending on December 31, 2005, the Company’s GAAP combined ratio was 94.9%, compared to 95.3% for the same period in 2004.

In the fourth quarter of 2005, direct premiums written of $316.5 million represented a 2.9% decrease compared to the $325.8 million written in the same period of 2004. California direct premiums written in the fourth quarter of 2005 decreased by 5.7% to $294.5 million, compared to $312.4 million for the same period in 2004. Direct premiums written outside of California increased 64.2% to $22.0 million compared to $13.4 million in the fourth quarter of 2004.

For the twelve months ended December 31, 2005, direct premiums written of $1,346.4 million represented a 0.7% increase compared to the $1,337.2 million written in the same period of 2004. California direct premiums written decreased by 2.2% to $1,262.3 million for 2005 when compared to the $1,290.9 million written in the same period of 2004. Direct premiums written outside of California increased 81.6% to $84.1 million for 2005, compared to $46.3 million in the same period of 2004.

Stockholders’ equity at December 31, 2005 increased 7.2% to $830.0 million, compared to $774.4 million at December 31, 2004. Book value per share at December 31, 2005 improved 6.6% to $9.66 per share from $9.06 per share at December 31, 2004. Operating cash flow for the fourth quarter of 2005 was $37.9 million, compared to $34.2 million for the same period in 2004. For the twelve months ended December 31, 2005, operating cash flow was $160.3 million, compared to $203.4 million for the same period in 2004.

“We ended 2005 in very strong financial condition and with our best quarterly and full year combined operating ratios in 5 years,” said President & Chief Executive Officer Bruce Marlow.
“We are a disciplined underwriter and marketer. In California, our opportunities for profitable growth currently are limited, due to the lack of rate increases by competitors. Outside of California, we have found good opportunities for growth. In 2005, we increased our non-California business by over 80%.

“Our plans for entering three states in the second quarter and an additional three states in the third quarter of 2006 are on track. Currently, we are actively marketing in states with 30% of U.S. households. Our objective is to be actively marketing in states with 60% of U.S. households by the first quarter of 2007. Geographic expansion is a key strategy for achieving our long-term growth goal. This increase in scope creates more marketing opportunities for us, including the shift from a regional to a national advertising model,” added Marlow.

About 21st: Good people to call

Founded in 1958, 21st Century Insurance Group is a direct-to-consumer provider of personal auto insurance. With $1.4 billion of revenue in 2005, the Company insures over 1.5 million vehicles in California, Texas, Illinois, and six other states. 21st provides superior policy features and 24/7 customer service at a competitive price. Customers can purchase insurance, service their policy or report a claim at 21st.com or on the phone with our licensed insurance professionals at 1-800-211-SAVE, 24 hours a day, 365 days a year. Service is offered in English and Spanish both on the phone and on the web. 21st Century Insurance Company, 21st Century Casualty Company, and 21st Century Insurance Company of the Southwest are rated A+ by Fitch Ratings and Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make, statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Other important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; changes in consumer preferences or buying habits; adverse underwriting and claims experience; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Southern California; information system problems; control environment failures; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain regulatory approval for necessary licenses, rate increases and product changes and possible adverse actions by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at 21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

Disclosure of Non-GAAP Measures:
The Company may have included financial measures and other information in this document that may not be presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes these financial measures and other information may enhance investors’ understanding of the Company’s operations or enhance their understanding of the industry, in general. However, these financial measures and other information are not intended to replace, and should be read in conjunction with, the GAAP financial results. When possible, the Company has made efforts to reconcile these financial measures and other information to the most directly comparable GAAP financial measures available.

Premiums Written represent the premiums charged on policies issued and in effect during a fiscal period. Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the terms of the policies. Premiums Written are meant as supplemental information and are not intended to replace Premiums Earned. Statutory Surplus represents equity as of the end of a fiscal period for the Company’s insurance entities, determined in accordance with Statutory Accounting Principles, as prescribed by insurance regulatory authorities. Stockholders’ Equity is the most directly comparable GAAP measure. Statutory Surplus is presented as supplemental information and is not intended to replace Stockholders’ Equity.

These non-GAAP, financial measures should be read in conjunction with the GAAP financial results. The Company has reconciled these financial measures with the most directly comparable GAAP financial measures in the supplemental schedules.

 © 2005 by 21st Century Insurance Group. All rights reserved

Exhibit A

21st Century Insurance Group and Subsidiaries
Condensed Operating Results - All Lines
(amounts in thousands, except share data)
(Unaudited)

	Quarter Ended December 31,		12 Months Ended December 31,

	2005	2004	2005	2004

Direct premiums written	$316,466	$325,763	$1,346,370	$1,337,198
Net premiums written	$315,172	$324,539	$1,341,418	$1,332,384

Net premiums earned	$335,626	$334,989	$1,352,937	$1,313,670

Net losses and loss adjustment expenses	241,513	249,412	998,933	993,841
Underwriting expenses	70,495	69,047	284,334	258,571
Underwriting profit	23,618	16,530	69,670	61,258
Net investment income	18,011	16,252	69,096	58,831
Other income	3	-	367	-
Net realized investment (losses) gains	(606)	2,010	(3,272)	10,831
Interest and fees expense	(1,943)	(2,100)	(8,019)	(8,627)
Other expenses	(410)	-	(410)	-
Income before provision for income taxes	38,673	32,692	127,432	122,293
Provision for income taxes	(12,281)	(10,225)	(40,006)	(34,068)
Net income	$26,392	$22,467	$87,426	$88,225

Net income per common share - basic & diluted	$0.31	$0.26	$1.02	$1.03

Loss and loss adjustment expense ratio	72.0%	74.5%	73.8%	75.6%
Underwriting expense ratio	21.0%	20.6%	21.1%	19.7%
Combined ratio	93.0%	95.1%	94.9%	95.3%

Reconciliation of direct premiums written to net premiums earned
Direct premiums written	$316,466	$325,763	$1,346,370	$1,337,198
Ceded premiums written	(1,294)	(1,224)	(4,952)	(4,814)
Net premiums written	315,172	324,539	1,341,418	1,332,384
Net change in unearned premiums	20,454	10,450	11,519	(18,714)
Net premiums earned	$335,626	$334,989	$1,352,937	$1,313,670

Net losses and loss adjustment expenses
Current accident year	$245,870	$246,620	$1,024,073	$993,946
Prior accident years	(4,357)	2,792	(25,140)	(105)
Net losses and loss adjustment expenses	$241,513	$249,412	$998,933	$993,841

Exhibit B

21st Century Insurance Group and Subsidiaries
Selected Other Information - All Lines
(amounts in thousands, except ratio and share data)
(Unaudited)

Balance Sheet Data	As of December 31, 2005	As of December 31, 2004
Total investments	$1,402,074	$1,384,215
Deferred policy acquisition costs	$59,939	$58,759
Total assets	$1,920,229	$1,864,314
Unpaid losses and loss adjustment expenses	$523,835	$495,542
Unrealized (loss) gain, net of taxes	$(8,504)	$14,412
Stockholders' equity	$829,972	$774,401
Number of common shares outstanding	85,933,960	85,489,061
Book value per share	$9.66	$9.06

Additional Information
Statutory surplus	$704,671	$614,893
Ratio of net premiums written to statutory surplus ratio	1.9	2.2

California vehicles in force	1,414	1,461
Non-California vehicles in force	127	65
Total vehicles in force	1,541	1,526

Auto renewal ratio - Quarter ended 12/31/05 & 12/31/04	91%	92%

Reconciliation of stockholders' equity to statutory surplus
Stockholders' equity - GAAP	$829,972	$774,401
Condensed adjustments to reconcile GAAP stockholders' equity to statutory surplus:
Equity in non-insurance entities	26,798	8,082
Net difference due to capital lease obligation	2,975	2,961
Difference in net unrealized losses (gains) on investments	10,788	(21,709)
Deferred policy acquisition costs	(59,939)	(58,759)
Difference in net deferred tax assets	38,544	50,712
Assets nonadmitted for statutory purposes	(144,467)	(140,795)
Statutory surplus	$704,671	$614,893